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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
FOR MORE INFORMATION
CONTACT: WILLIAM HULL, CHIEF FINANCIAL OFFICER, 330-965-9910 SAMUEL MCNEIL, BANC OF AMERICA SECURITIES, 704-386-1758


              AMERICAN ARCHITECTURAL PRODUCTS CORPORATION COMES TO
             AGREEMENT IN PRINCIPAL WITH AD HOC BONDHOLDER COMMITTEE

MIAMI, FLORIDA, JULY 28, 2000 -- American Architectural Products Corporation ["AAPC" or "the Company"] announced today that it has reached an agreement in principle for a consensual restructuring with the Unofficial Committee of Noteholders representing the Company's $125 million Senior Notes due 2007. This agreement provides for satisfaction of amounts owed to the Noteholders as follows:

  - By January 31, 2001 (subject to certain extensions), the Company would pay the Noteholders a fixed cash settlement amount of 57.5% of the outstanding principal amount of the Senior Notes. The Company believes that this settlement will be approved by a substantial majority of the remaining Noteholders.

  - Management intends to fund the cash payment to the Noteholders through the sale of the Eagle Window and Door, Inc. division to an outside buyer as an operating concern. The Company may also sell other assets as necessary to generate the necessary proceeds. In the event the Company does not make the cash payment by January 31, 2001 (subject to certain extensions), then the Noteholders would receive 100% of the Company's equity in lieu of the cash payment.

  - All trade vendors of AAPC will continue to be paid in full and in the ordinary course of business. Additionally, there are no employee layoffs planned.

"The understanding that we have agreed to with the Unofficial Committee of Noteholders is a critical element to a sensible, workable restructuring plan that will place AAPC on solid financial footing," said Joseph Dominijanni, Interim President and CEO of AAPC. "We believe that this is a fair settlement under the present circumstances, and it will allow us to more fully focus on finalizing and executing a turnaround plan that will improve operations and profitability. We are appreciative of the cooperation of the Unofficial Committee of Noteholders and their advisors during this process."

The terms of the agreement are subject to execution and delivery of mutually acceptable definitive documentation. Definitive documentation is now being prepared, with execution by members of the Unofficial Committee anticipated to take place in the next week. Subsequently, the Agreement will be circulated to all other Noteholders in the interest of securing their approval.

Banc of America Securities LLC is advising AAPC regarding options relating to refinancing, raising new capital, restructuring existing funded debt obligations and potential sales of non-core assets.

AAPC is a manufacturer and distributor of a broadly diversified line of windows, doors and related products designed to meet a variety of consumer demands in both the new construction and repair/remodel markets, primarily for residential uses. The Company has been formed through the consolidation of a number of well-established companies, with varying manufacturing histories dating back to 1946. AAPC distributes its products regionally throughout the United States under a number of well-established brand names that are recognized for their quality, value engineering and customer service.

The matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks,

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uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, see the Company's filings with the Securities and Exchange Commission.

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